FOR IMMEDIATE RELEASE

CONTACT:	Daryl D. Pomranke, President and Chief Executive Officer 219-513-5150
Jerry A. Weberling, Executive Vice President and CFO    219-513-5103

CFS Bancorp, Inc. Reports Fourth Quarter 2012 Net Income of $1.6 million and a 26% Reduction in Non-Performing Loans

MUNSTER, IN - January 29, 2013 - CFS Bancorp, Inc. (NASDAQ: CITZ), the parent of Citizens Financial Bank, today reported net income of $1.6 million, or $.14 per diluted share, for the fourth quarter of 2012, compared to a net loss of $(12.6) million, or $(1.17) per share, for the fourth quarter of 2011. The Company’s net income for the year ended December 31, 2012 was $4.7 million, or $.43 per diluted share, compared to a net loss of $(10.5) million, or $(.98) per share, for the year ended December 31, 2011.

Financial results for the quarter include:

w
Non-performing loans decreased $9.6 million, or 26.3%, to $26.9 million at December 31, 2012 from $36.6 million at September 30, 2012 and $18.7 million, or 40.9%, from $45.6 million at December 31, 2011;

w
Non-performing assets decreased $3.7 million, or 6.9%, to $50.3 million at December 31, 2012 from $54.0 million at September 30, 2012 and $14.4 million, or 22.3%, from $64.7 million at December 31, 2011;

w
Net charge-offs for the fourth quarter of 2012 totaled $1.0 million, a modest increase from $863,000 for the third quarter of 2012 and a significant decrease from $17.3 million for the fourth quarter of 2011;

w	Core deposits increased to 65.1% of total deposits compared to 63.3% and 61.1% of total deposits at September 30, 2012 and December 31, 2011, respectively;

w	Net interest margin decreased to 3.38% during the fourth quarter of 2012 from 3.47% in the third quarter of 2012 and was stable with 3.38% for the fourth quarter of 2011;

w	The Company’s shareholders’ equity to total assets ratio increased to 9.83% at December 31, 2012 compared to 9.66% at September 30, 2012 and 8.99% at December 31, 2011; and

w
The Bank’s Tier 1 core capital ratio was 8.81% at December 31, 2012, which was relatively stable with 8.85% at September 30, 2012 and an increase from 8.26% at December 31, 2011; the Bank’s total risk-based capital ratio increased to 14.06% from 13.82% at September 30, 2012 and 12.65% at December 31, 2011.

Chief Executive Officer’s Comments

“We are extremely pleased with our positive results in 2012, our fourth consecutive profitable quarter, continued reduction of our non-performing loans and assets, and improved capital ratios,” said Daryl D. Pomranke, Chief Executive Officer. “The reduction of non-performing loans through repayments and transfers to other real estate owned are a result of our focus to improve asset quality. The transfers to

CFS Bancorp, Inc. - Page 2

other real estate owned during the quarter moved these assets into the final stage of resolution, giving us the ability to sell the collateral. During the fourth quarter, we transferred 14 properties totaling $7.5 million to other real estate owned and sold 11 properties totaling $1.2 million realizing $376,000 in net gains on the sales. We expect to make additional progress in reducing non-performing assets in 2013.”

“We continued to execute our consistent strategic objectives during 2012. Overall non-performing assets are down from 2011, targeted loan growth segments and core deposits continued to increase, and non-interest expense decreased over 10% from 2011 as a result of lower credit related costs and various cost reduction initiatives implemented during the year. As a result, our pre-tax, pre-provision earnings, as adjusted, increased 29.6% to $12.3 million for 2012 compared to $9.5 million during 2011. As we move into 2013, we will continue to focus on opportunities for additional strategic improvements,” added Pomranke.

“We are also once again proud and honored to be named by the Chicago Tribune as one of Chicago’s Top 100 Workplaces in 2012,” continued Pomranke. “It is truly an honor to receive this distinguished award for the third year in a row. The receipt of this award is indicative of the culture of our great organization that empowers our employees, values their contributions, and confirms the level of satisfaction and engagement experienced by all of our employees. We sincerely thank our employees for their continued dedication, loyalty, and commitment to High Performance.”

Update on Strategic Growth and Diversification Plan

Our ratio of non-performing loans to total loans decreased to 3.89% at December 31, 2012 from 5.19% at September 30, 2012 and 6.41% at December 31, 2011. The decrease was primarily due to repayments totaling $5.2 million of commercial real estate owner occupied and non-owner occupied loans. In addition, $6.3 million of commercial real estate loans and $882,000 of commercial construction and land development loans were transferred to other real estate owned. The ratio of non-performing assets to total assets decreased to 4.42% at December 31, 2012 compared to 4.83% at September 30, 2012 and 5.63% at December 31, 2011. See the Asset Quality table in this press release for more detailed information.

We also remain focused on reducing non-interest expense. Non-interest expense for the fourth quarter of 2012 was $9.1 million compared to $9.0 million for the third quarter of 2012 and $10.9 million for the fourth quarter of 2011. The $1.8 million decrease from the fourth quarter of 2011 is due to a $1.4 million decrease in severance and early retirement expense related to the 2011 retirement of our former Chief Executive Officer, a $325,000 decrease in credit related costs, and $229,000 of lower writedowns of future branch sites. These decreases were partially offset by increased marketing expenses related to our High Performance Checking (HPC) product and higher medical costs. As a result of our Voluntary Early Retirement Program and the closing of two banking centers earlier in the year, our number of FTE employees decreased to 261 at December 31, 2012 from 303 at December 31, 2011. See the “Non-Interest Income and Non-Interest Expense” section in this press release for more detailed information.

We continue to target specific segments in our loan portfolio for growth, including commercial and industrial, owner occupied commercial real estate, and multifamily, which, in the aggregate, comprised 59.2% of the commercial loan portfolio at December 31, 2012, compared to 56.5% at September 30, 2012 and 53.0% at December 31, 2011. Our focus on deepening client relationships continues to emphasize core deposits. Total core deposits at December 31, 2012 increased by $26.7 million from September 30, 2012 and represent 65.1% of total deposits at December 31, 2012 compared to 63.3% at September 30,

CFS Bancorp, Inc. - Page 3

2012 and 61.1% at December 31, 2011, primarily due to an increase in non-interest bearing accounts and the continued shrinkage in certificates of deposit in this low interest rate environment.

Pre-tax, Pre-Provision Earnings, As Adjusted1

Pre-tax, pre-provision earnings, as adjusted, decreased to $2.9 million for the fourth quarter of 2012 from $3.5 million for the third quarter of 2012 and increased compared to $2.8 million for the fourth quarter of 2011. The decrease from the third quarter of 2012 was primarily due to a $287,000 increase in medical expenses and a $234,000 increase in professional fees.

The pre-tax, pre-provision earnings, as adjusted, for the year ended December 31, 2012 increased $2.8 million, or 29.6%, to $12.3 million compared to $9.5 million for 2011. The increase was due to increases in gains on sales of loans held for sale of $741,000 and income from bank-owned life insurance of $268,000 as a result of the deaths of two insured during 2012 combined with decreases of $1.7 million of compensation and employee benefits, $346,000 of professional fees, $334,000 of writedowns on future branch sites, and $194,000 of FDIC insurance premiums and regulatory assessments. These favorable variances were partially offset by a $448,000 increase in marketing expenses and a $493,000 decrease in net interest income.

Net Interest Income and Net Interest Margin

	Three Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011
	(Dollars in thousands)
Net interest margin	3.38%	3.47%	3.38%
Interest rate spread	3.31	3.41	3.29
Net interest income	$8,642	$8,849	$8,966
Average assets:
Yield on interest-earning assets	3.88%	4.02%	4.04%
Yield on loans receivable	4.61	4.60	4.72
Yield on investment securities	2.90	3.21	3.12
Average interest-earning assets	$1,018,360	$1,014,769	$1,053,452
Average liabilities:
Cost of interest-bearing liabilities	.57%	.61%	.75%
Cost of interest-bearing deposits	.47	.51	.66
Cost of borrowed funds	2.25	2.29	2.10
Average interest-bearing liabilities	$902,746	$909,841	$931,800

The net interest margin decreased nine basis points to 3.38% for the fourth quarter of 2012 compared to 3.47% for the third quarter of 2012 and was stable compared to the fourth quarter of 2011. Net interest income decreased to $8.6 million for the fourth quarter of 2012 compared to $8.8 million for the third quarter of 2012 and $9.0 million for the fourth quarter of 2011. The net interest margin was negatively impacted by loans comprising a smaller proportion of interest-earning assets and the Bank having a higher level of liquidity. Management believes that higher levels of liquidity, modest loan demand, reduced but

1 A schedule reconciling earnings in accordance with U.S. generally accepted accounting principles (GAAP) to the non-GAAP measurement of pre-tax, pre-provision earnings, as adjusted, is provided on the last page of the attached tables.

CFS Bancorp, Inc. - Page 4

still elevated level of non-performing assets, the continued low interest rate environment, and significant narrowing of spreads available on new investment security purchases will continue to create pressure on our net interest margin for the foreseeable future. The fourth quarter 2012 decrease in yields on investment securities compared to the third quarter of 2012 was primarily related to prepayments and maturities of higher-yielding investment securities with the proceeds reinvested at lower rates. The level of non-performing loans continues to negatively affect the yield on loans receivable. Also, the net interest margin was positively affected during the fourth quarter of 2012 by a four basis point decrease in the cost of interest-bearing liabilities from the third quarter of 2012 and an 18 basis point decrease compared to the fourth quarter of 2011.

Interest income totaled $9.9 million for the fourth quarter of 2012, a decrease of 3.0% from $10.2 million for the third quarter of 2012 and 7.4% from $10.7 million for the fourth quarter of 2011. The decreases are primarily related to the reinvestment of proceeds from sales and maturities of investment securities in lower yielding investments, lower loan balances, and maintaining higher levels of short-term liquid investments due to the lack of suitable higher yielding investment alternatives in the current low interest rate environment combined with modest loan demand.

Interest expense decreased 7.0% to $1.3 million for the fourth quarter of 2012 compared to $1.4 million for the third quarter of 2012 and 26.4% from $1.8 million for the fourth quarter of 2011. Our continuing success in increasing the proportion of low-cost core deposits to total deposits and continued disciplined pricing on new and renewing certificates of deposit contributed to the decrease in interest expense during the fourth quarter of 2012.

Non-Interest Income and Non-Interest Expense

Non-interest income increased $478,000, or 15.8%, to $3.5 million for the fourth quarter of 2012 compared to the third quarter of 2012 primarily due to a $398,000 increase in gains on sales of investment securities, a $76,000 increase in income from bank-owned life insurance, and a $58,000 increase in net gains on the sale of loans held for sale. These increases were partially offset by a $49,000 decrease in net gains on sales of other real estate owned.

Non-interest income increased $976,000, or 38.5%, from $2.5 million for the fourth quarter of 2011 primarily due to a $327,000 increase in net gains on the sale of investment securities, a $313,000 increase in net gains on the sale of other real estate owned, and a $197,000 increase in net gains on the sale of loans held for sale due to our expanded residential loan origination and mortgage banking activities.

Non-interest expense for the fourth quarter of 2012 increased $113,000, or 1.3%, to $9.1 million compared to $9.0 million for the third quarter of 2012. The fourth quarter of 2012 included increases of $133,000 in compensation and employee benefits as a result of a $287,000 increase in medical insurance expense, $234,000 in professional fees, and $153,000 in loan collection expense. These increases were partially offset by a $572,000 decrease in other real estate owned expense due to $696,000 of lower net realizable value writedowns.

Non-interest expense during the fourth quarter of 2012 decreased $1.8 million, or 16.6%, to $9.1 million from $10.9 million for the fourth quarter of 2011 due to the absence of $1.4 million of early retirement expense related to the former Chief Executive Officer’s 2011 early retirement combined with a decrease of $404,000 of other real estate owned expense and $296,000 of other general and administrative expenses.

CFS Bancorp, Inc. - Page 5

These decreases were partially offset by a $109,000 increase in marketing expenses and a $79,000 increase in loan collection expense.

Income Tax Expense

During the fourth quarter of 2012, we recorded income tax expense of $658,000, equal to an effective tax rate of 29.6%, compared to $493,000, or an effective tax rate of 28.1%, for the third quarter of 2012. During the fourth quarter of 2011, the Company recorded income tax expense of $638,000, which included $6.3 million of a valuation allowance related to a portion of its deferred tax assets.

Asset Quality

	December 31, 2012	September 30, 2012	December 31, 2011
	(Dollars in thousands)
Non-performing loans (NPLs)	$26,933	$36,567	$45,587
Other real estate owned	23,347	17,447	19,091
Non-performing assets (NPAs)	$50,280	$54,014	$64,678

Allowance for loan losses (ALL)	$12,185	$12,359	$12,424
Provision for loan losses for the quarter ended	850	1,160	12,542
Loan charge-offs (recoveries):
Gross loan charge-offs	$1,082	$1,261	$17,355
Recoveries	(58)	(398)	(51)
Net charge-offs for the quarter ended	$1,024	$863	$17,304

NPLs / total loans	3.89%	5.19%	6.41%
NPAs / total assets	4.42	4.83	5.63
ALL / total loans	1.76	1.76	1.75
ALL / NPLs	45.24	33.80	27.25

Total non-performing loans decreased $9.6 million, or 26.3%, to $26.9 million at December 31, 2012 from $36.6 million at September 30, 2012 and 40.9% from $45.6 million at December 31, 2011. The decrease in the fourth quarter of 2012 is primarily due to loan repayments of $5.2 million of commercial real estate owner occupied and non-owner occupied loans, transfers to other real estate owned totaling $6.2 million of commercial real estate non-owner occupied and $882,000 of commercial construction and land development loans, and gross loan charge-offs of $1.08 million. Partially offsetting these decreases, commercial and retail loans transferred to non-accrual status during the quarter totaled $3.1 million and $1.1 million, respectively. Of the total non-accrual loans at December 31, 2012, $6.7 million, or 24.7%, are current and performing in accordance with their loan agreements. The ratio of non-performing loans to total loans decreased to 3.89% at December 31, 2012 from 5.19% and 6.41% at September 30, 2012 and December 31, 2011, respectively.

The provision for loan losses decreased to $850,000 for the fourth quarter of 2012 compared to $1.16 million for the third quarter of 2012 and $12.5 million for the fourth quarter of 2011. The significant decrease from the fourth quarter of 2011 was related to the significantly lower level of charge-offs during the current quarter compared to the fourth quarter of 2011, improved asset quality indicators, and a smaller loan portfolio.

CFS Bancorp, Inc. - Page 6

The ratio of the allowance for loan losses to total loans was stable at 1.76% at December 31, 2012 and September 30, 2012, compared to 1.75% at December 31, 2011. When it is determined that a non-performing collateral-dependent loan has a collateral shortfall, management immediately charges-off the collateral shortfall. As a result, we are not required to maintain an allowance for loan losses on these loans as the loan balance has already been written down to its net realizable value (fair value less estimated costs to sell the collateral). As such, the ratio of the allowance for loan losses to total loans and the ratio of the allowance for loan losses to non-performing loans has continued to be negatively affected by cumulative partial charge-offs of $11.0 million recorded through December 31, 2012 on $13.1 million (net of charge-offs) of non-performing collateral dependent loans. At December 31, 2012, the ratio of the allowance for loan losses to non-performing loans excluding the $13.1 million of non-performing collateral dependent loans with partial charge-offs decreased to 88.2% compared to 105.3% at September 30, 2012 due to a lower amount of non-performing collateral dependent loans with partial charge-offs.

During the fourth quarter of 2012, we transferred five commercial real estate and three retail loan relationships totaling $7.5 million to other real estate owned and sold 11 other real estate owned properties aggregating $1.2 million resulting in net gains on the sales of $376,000. We continue to explore ways to reduce our overall exposure in our non-performing assets through various alternatives, including using A/B-Note structures and the potential sale of certain of these assets. We currently have contracts for the sale of certain other real estate owned properties which will reduce non-performing assets by $1.6 million once completed with no anticipated loss on sale, presuming the transactions close as scheduled and pursuant to the contract terms.

Statement of Condition Highlights

The table below provides a summary of the more significant items in our statement of condition as of the dates indicated.

	December 31, 2012	September 30, 2012	December 31, 2011
	(Dollars in thousands)
Assets:
Total assets	$1,138,109	$1,118,681	$1,148,950
Interest-bearing deposits	114,122	76,972	59,090
Investment securities	218,748	215,988	250,752
Loans receivable, net of unearned fees	692,267	703,907	711,226

Liabilities and Equity:
Total liabilities	$1,026,287	$1,010,622	$1,045,702
Deposits	965,791	951,061	977,424
Borrowed funds	50,562	50,018	54,200
Shareholders’ equity	111,822	108,059	103,248

CFS Bancorp, Inc. - Page 7

Loans Receivable

	December 31, 2012		September 30, 2012		December 31, 2011
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial loans:
Commercial and industrial	$102,628	14.8%	$93,794	13.3%	$85,160	12.0%
Commercial real estate - owner occupied	98,046	14.2	96,991	13.8	93,833	13.2
Commercial real estate - non-owner occupied	164,392	23.7	178,621	25.4	188,293	26.5
Commercial real estate - multifamily	75,228	10.9	76,549	10.9	71,876	10.1
Commercial construction and land development	20,228	2.9	21,935	3.1	22,045	3.1
Commercial participations	5,311.8		5,671.8		12,053	1.7
Total commercial loans	465,833	67.3	473,561	67.3	473,260	66.6
Retail loans:
One-to-four family residential	175,943	25.4	178,280	25.2	181,698	25.6
Home equity lines of credit	46,477	6.7	47,605	6.8	52,873	7.4
Retail construction and land development	1,176.2		1,778.3		1,022.1
Other	3,305.5		3,238.5		2,771.4
Total retail loans	226,901	32.8	230,901	32.8	238,364	33.5
Total loans receivable	692,734	100.1	704,462	100.1	711,624	100.1
Net deferred loan fees	(467)	(.1)	(555)	(.1)	(398)	(.1)
Total loans receivable, net of unearned fees	$692,267	100.0%	$703,907	100.0%	$711,226	100.0%

Total loans receivable decreased $11.6 million at December 31, 2012 from September 30, 2012 and $19.0 million from December 31, 2011. The fourth quarter decrease was primarily due to repayments totaling $32.2 million, sales of one-to-four family loans totaling $15.2 million, transfers to other real estate owned totaling $7.5 million, and gross charge-offs of $1.08 million. Partially offsetting these decreases, loan fundings during the fourth quarter of 2012 totaled $43.5 million, a 16.7% increase from $37.3 million for the third quarter of 2012 and a 33.1% increase from $32.7 million for the fourth quarter of 2011.

At December 31, 2012, our total commercial loans outstanding that were originated prior to January 1, 2008 (Pre-1/1/08) decreased to $152.4 million, or 32.7% of total commercial loans outstanding, compared to $172.3 million, or 36.4%, at September 30, 2012 and $202.6 million, or 42.8%, at December 31, 2011. The Pre-1/1/08 portfolio has had a significantly higher percentage of non-performing loans and has accounted for 92.9% of all commercial loan charge-offs in the last five years. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 for more detailed discussions of our Pre-1/1/08 commercial portfolio.

During the fourth quarter of 2012, we sold $15.2 million of conforming one-to-four family fixed-rate mortgage loans into the secondary market and recorded a gain on sale of $385,000 compared to loan sales and gains on sale of $17.5 million and $327,000, respectively, in the third quarter of 2012 and $10.3 million and $188,000, respectively, in the fourth quarter of 2011.

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Deposits

	December 31, 2012		September 30, 2012		December 31, 2011
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Checking accounts:
Non-interest bearing	$107,670	11.1%	$98,723	10.4%	$96,321	9.9%
Interest-bearing	185,388	19.2	177,458	18.6	175,150	17.9
Money market accounts	182,001	18.9	179,400	18.9	192,593	19.7
Savings accounts	153,799	15.9	146,617	15.4	133,292	13.6
Core deposits	628,858	65.1	602,198	63.3	597,356	61.1
Certificates of deposit accounts	336,933	34.9	348,863	36.7	380,068	38.9
Total deposits	$965,791	100.0%	$951,061	100.0%	$977,424	100.0%

During the first quarter of 2012, we implemented our HPC deposit acquisition marketing program that targets both retail and business clients. The program is designed to attract a younger demographic and enhance growth in the number of checking accounts, core deposits, and related fee income as well as to provide additional cross-selling opportunities. In addition, core deposits during 2012 benefited from clients moving maturing certificates of deposit into money market and savings accounts due to the current low interest rate environment. During 2012, we also reviewed the pricing and cross-sell potential and decided to exit four of our larger single-service deposit relationships resulting in a decrease of $42.0 million in core deposits since December 31, 2011. This decision enabled us to decrease our level of liquidity and improve our Tier 1 core capital ratios.

Borrowed Funds

	December 31, 2012	September 30, 2012	December 31, 2011
	(Dollars in thousands)
Short-term variable-rate repurchase agreements	$11,053	$10,430	$14,334
FHLB advances	39,509	39,588	39,866
Total borrowed funds	$50,562	$50,018	$54,200

Borrowed funds increased slightly during the fourth quarter of 2012 compared to the third quarter of 2012 and decreased compared to the fourth quarter of 2011 primarily due to levels of borrowings from repurchase agreements, which will fluctuate depending on our client’s liquidity needs.

Shareholders’ Equity

Shareholders’ equity at December 31, 2012 increased to $111.8 million, or 9.83% of assets, from $108.1 million, or 9.66% of assets, at September 30, 2012 and $103.2 million, or 8.99% of assets, at December 31, 2011. The increase was primarily due to net income of $1.6 million for the quarter and an increase in accumulated other comprehensive income, net of tax, of $2.3 million during the quarter.

At December 31, 2012, the Bank’s Tier 1 core capital ratio was relatively stable at 8.81% compared to 8.85% at September 30, 2012 and significantly increased from 8.26% at December 31, 2011. The Bank’s total risk-based capital ratio increased to 14.06% from 13.82% at September 30, 2012 and 12.65% at December 31, 2011. Both the Tier 1 and the total risk-based capital ratios exceeded “minimum” and “well

CFS Bancorp, Inc. - Page 9

capitalized” regulatory capital requirements at December 31, 2012, September 30, 2012, and December 31, 2011.

Company Profile

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank. Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities to be successful. We have 20 full-service banking centers throughout adjoining markets in Chicago’s Southwest suburbs and Northwest Indiana. Citizens Financial Bank has been recognized by the Chicago Tribune as one of Chicago’s Top 100 Workplaces for the third year in a row for 2012. Our website can be found at www.citz.com.

Forward-Looking Information

This press release contains certain forward-looking statements and information relating to us that is based on our beliefs as well as assumptions made by and information currently available to us. These forward-looking statements include but are not limited to statements regarding our ability to successfully execute our strategy and Strategic Growth and Diversification Plan, the level and sufficiency of the Bank’s current regulatory capital and equity ratios, our ability to continue to diversify the loan portfolio, efforts at deepening client relationships, increasing levels of core deposits, lowering non-performing asset levels, managing and reducing credit-related costs, increasing revenue growth and levels of earning assets, the effects of general economic and competitive conditions nationally and within our core market area, the ability to sell other real estate owned properties and mortgage loans held for sale, the sufficiency of the levels of provision for and the allowance for loan losses, amounts of charge-offs, levels of loan and deposit growth, interest on loans, asset yields and cost of funds, net interest income, net interest margin, non-interest income, non-interest expense, the interest rate environment, and other risk factors identified in the filings we make with the Securities and Exchange Commission. In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as well as statements that include future events, tense, or dates, or that are not historical or current facts, as they relate to us, our business, prospects, or our management, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, assumptions, and changes in circumstances. Forward-looking statements are not guarantees of future performance or outcomes, and actual results or events may differ materially from those included in these statements. We do not intend to update these forward-looking statements unless required to under the federal securities laws.

CFS Bancorp, Inc. - Page 10

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Interest income:
Loans receivable	$8,183	$8,237	$8,625	$33,049	$35,315
Investment securities	1,650	1,923	2,015	7,889	7,894
Other interest-earning assets	110	88	94	394	495
Total interest income	9,943	10,248	10,734	41,332	43,704

Interest expense:
Deposits	1,008	1,102	1,464	4,794	6,736
Borrowed funds	293	297	304	1,180	1,117
Total interest expense	1,301	1,399	1,768	5,974	7,853
Net interest income	8,642	8,849	8,966	35,358	35,851
Provision for loan losses	850	1,160	12,542	4,210	17,114
Net interest income (loss) after provision for loan losses	7,792	7,689	(3,576)	31,148	18,737

Non-interest income:
Deposit related fees	1,646	1,662	1,570	6,355	6,278
Net gain on sale of:
Investment securities	592	194	265	1,509	1,715
Loans held for sale	385	327	188	1,071	330
Other real estate owned	376	425	63	840	2,562
Income from bank-owned life insurance	227	151	180	1,080	812
Other income	284	273	268	1,154	1,154
Total non-interest income	3,510	3,032	2,534	12,009	12,851

Non-interest expense:
Compensation and employee benefits	4,315	4,182	4,319	17,677	19,423
Net occupancy expense	672	697	677	2,756	2,818
FDIC insurance premiums and regulatory assessments	474	475	483	1,927	2,121
Data processing	483	462	433	1,828	1,740
Furniture and equipment expense	436	417	449	1,778	1,802
Marketing	353	283	244	1,362	914
Professional fees	411	177	354	1,039	1,385
Other real estate owned related expense, net	502	1,074	906	2,510	4,123
Loan collection expense	323	170	244	730	714
Severance and retirement compensation expense	—	—	1,375	876	1,375
Other general and administrative expenses	1,113	1,032	1,409	4,317	4,702
Total non-interest expense	9,082	8,969	10,893	36,800	41,117

Income (loss) before income tax expense	2,220	1,752	(11,935)	6,357	(9,529)
Income tax expense	658	493	638	1,692	945

Net income (loss)	$1,562	$1,259	$(12,573)	$4,665	$(10,474)

Basic earnings (loss) per share	$.15	$.12	$(1.17)	$.43	$(.98)
Diluted earnings (loss) per share	.14	.12	(1.17)	.43	(.98)

Weighted-average common and common share equivalents outstanding:
Basic	10,754,739	10,747,974	10,699,996	10,737,804	10,684,133
Diluted	10,819,679	10,806,861	10,742,480	10,794,974	10,740,602

CFS Bancorp, Inc. - Page 11

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	December 31, 2012	September 30, 2012	December 31, 2011

ASSETS
Cash and amounts due from depository institutions	$20,577	$31,611	$32,982
Interest-bearing deposits	114,122	76,972	59,090
Cash and cash equivalents	134,699	108,583	92,072

Investment securities available-for-sale, at fair value	203,290	202,498	234,381
Investment securities held-to-maturity, at cost	15,458	13,490	16,371
Investment in Federal Home Loan Bank stock, at cost	6,188	6,188	6,188

Loans receivable, net of unearned fees	692,267	703,907	711,226
Allowance for loan losses	(12,185)	(12,359)	(12,424)
Net loans	680,082	691,548	698,802

Loans held for sale	1,509	2,199	1,124
Bank-owned life insurance	36,604	36,586	36,275
Accrued interest receivable	2,528	2,697	3,011
Other real estate owned	23,347	17,447	19,091
Office properties and equipment	15,768	16,121	17,539
Net deferred tax assets	11,302	13,801	16,273
Prepaid expenses and other assets	7,334	7,523	7,823
Total assets	$1,138,109	$1,118,681	$1,148,950

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$965,791	$951,061	$977,424
Borrowed funds	50,562	50,018	54,200
Advance payments by borrowers for taxes and insurance	4,734	4,075	4,275
Other liabilities	5,200	5,468	9,803
Total liabilities	1,026,287	1,010,622	1,045,702

Shareholders’ equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	—	—	—
Common stock, $0.01 par value; 85,000,000 shares authorized; 23,423,306 shares issued; 10,874,687, 10,876,151, and 10,874,668 shares outstanding	234	234	234
Additional paid-in capital	187,260	187,254	187,030
Retained earnings	76,914	75,461	72,683
Treasury stock, at cost; 12,548,619, 12,547,155, and 12,548,638 shares	(154,698)	(154,695)	(154,773)
Accumulated other comprehensive income (loss), net of tax	2,112	(195)	(1,926)
Total shareholders’ equity	111,822	108,059	103,248
Total liabilities and shareholders’ equity	$1,138,109	$1,118,681	$1,148,950

CFS Bancorp, Inc. - Page 12

CFS BANCORP, INC.
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	December 31, 2012	September 30, 2012	December 31, 2011

Book value per share	$10.28	$9.94	$9.49
Shareholders’ equity to total assets	9.83%	9.66%	8.99%
Tier 1 core capital ratio (Bank only)	8.81	8.85	8.26
Total risk-based capital ratio (Bank only)	14.06	13.82	12.65
Common shares outstanding	10,874,687	10,876,151	10,874,668
Employees (FTE)	261	259	303
Number of full service banking centers	20	20	22

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Average Balance Data:
Total assets	$1,126,087	$1,123,777	$1,161,928	$1,142,561	$1,146,118
Loans receivable, net of unearned fees	706,066	712,663	724,562	708,218	728,811
Investment securities	222,972	234,395	253,061	242,162	249,953
Interest-earning assets	1,018,360	1,014,769	1,053,452	1,032,646	1,032,346
Deposits	956,561	956,939	979,320	974,884	973,641
Interest-bearing deposits	851,829	859,051	875,221	872,491	873,494
Non-interest bearing deposits	104,732	97,888	104,099	102,393	100,147
Interest-bearing liabilities	902,746	909,841	931,800	923,851	919,886
Shareholders’ equity	108,795	106,145	114,793	105,769	115,096
Performance Ratios (annualized):
Return on average assets	.55%	.45%	(4.29)%	.41%	(.91)%
Return on average equity	5.71	4.72	(43.45)	4.41	(9.10)
Average yield on interest-earning assets	3.88	4.02	4.04	4.00	4.23
Average cost of interest-bearing liabilities	.57	.61	.75	.65	.85
Interest rate spread	3.31	3.41	3.29	3.35	3.38
Net interest margin	3.38	3.47	3.38	3.42	3.47
Non-interest expense to average assets	3.21	3.18	3.72	3.22	3.59
Efficiency ratio (1)	78.56	76.74	96.96	80.25	87.51

Cash dividends declared per share	$.01	$.02	$.01	$.04	$.04
Market price per share of common stock for the period ended:
Close	$6.27	$5.46	$4.31	$6.27	$4.31
High	6.41	5.75	4.89	6.41	5.90
Low	5.54	4.42	4.12	4.30	4.12

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain on sales of investment securities.

CFS Bancorp, Inc. - Page 13

CFS BANCORP, INC.
Reconciliation of Income Before Income Taxes to Pre-Tax, Pre-Provision Earnings, as adjusted
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011
Income (loss) before income taxes	$2,220	$1,752	$(11,935)
Provision for loan losses	850	1,160	12,542
Pre-tax, pre-provision earnings	3,070	2,912	607

Add back (subtract):
Net gain on sale of investment securities	(592)	(194)	(265)
Net gain on sale of other real estate owned	(376)	(425)	(63)
Other real estate owned related expense, net	502	1,074	906
Loan collection expense	323	170	244
Severance and retirement compensation expense	—	—	1,375
Pre-tax, pre-provision earnings, as adjusted	$2,927	$3,537	$2,804

Pre-tax, pre-provision earnings, as adjusted, to average assets (annualized)	1.03%	1.25%	.96%

		Year Ended
		December 31, 2012	December 31, 2011
Income (loss) before income taxes		$6,357	$(9,529)
Provision for loan losses		4,210	17,114
Pre-tax, pre-provision earnings		10,567	7,585

Add back (subtract):
Net gain on sale of investment securities		(1,509)	(1,715)
Net gain on sale of other real estate owned		(840)	(2,562)
Other real estate owned related expense, net		2,510	4,123
Loan collection expense		730	714
Severance and retirement compensation expense		876	1,375
Pre-tax, pre-provision earnings, as adjusted		$12,334	$9,520

Pre-tax, pre-provision earnings, as adjusted, to average assets		1.08%	.83%

Our accounting and reporting policies conform to U.S. generally accepted accounting principles (GAAP) and general practice within the banking industry. We use certain non-GAAP financial measures to evaluate our financial performance and have provided the non-GAAP financial measures of pre-tax, pre-provision earnings, as adjusted, and pre-tax, pre-provision earnings, as adjusted, to average assets. In these non-GAAP financial measures, the provision for loan losses, other real estate owned related income and expense, loan collection expense, and certain other items, such as gains and losses on sales of investment securities and other real estate owned and severance and retirement compensation expenses, are excluded. We believe that these measures are useful because they provide a more comparable basis for evaluating financial performance excluding certain credit-related costs and other non-recurring items period to period and allows management and others to assess our ability to generate pre-tax earnings to cover our provision for loan losses and other credit-related costs. Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business performance, these operating measures should not be considered as an alternative to GAAP.